     As filed with the Securities and Exchange Commission on August 30, 1999.

                                                Registration No. 333-64995
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                           SYNAGRO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                       76-0511324
 (STATE OR OTHER JURISDICTION               (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)

                            1800 BERING, SUITE 1000
                              HOUSTON, TEXAS 77057
                                 (713) 369-1700
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROSS M. PATTEN
                            1800 BERING, SUITE 1000
                              HOUSTON, TEXAS 77057
                                 (713) 369-1700
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)


                                 With Copies To:
                                DAVID F. TAYLOR
                           LOCKE LIDDELL & SAPP LLP
                             600 TRAVIS, 34TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-1200

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Selling Stockholders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION DATED AUGUST 30, 1999


PROSPECTUS

                                 600,000 SHARES

                           SYNAGRO TECHNOLOGIES, INC.

                                  COMMON STOCK

                      ------------------------------------



     Certain selling securityholders (the "Selling Securityholders") of Synagro Technologies, Inc., a Delaware corporation ("Synagro" or the "Company") are hereby offering for resale up to 600,000 shares (the "Shares") of the common stock, par value $.002 per share, of the Company (the "Common Stock"). Of such Shares, 300,000 are issuable upon exercise of an aggregate of 50,000 Representatives Warrants to Purchase Units (the "Unit Warrants") held by the Selling Securityholders and 300,000 are issuable upon exercise of 300,000 Common Stock Purchase Warrants ("Redeemable Warrants" and, together with the Unit Warrants, the "Warrants") which are issuable to the Selling Securityholders upon exercise of the Unit Warrants held by them, along with an indeterminate number of shares of Common Stock issuable upon exercise of the Warrants pursuant to certain anti-dilution provisions of the Warrants. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SYGR." On July 21, 1999, the closing sale price of the Common Stock on the Nasdaq SmallCap Market was $6.375 per share.

     The Common Stock may be offered and sold from time to time by Selling Securityholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The Selling Securityholders and brokers executing selling orders on behalf of the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby, no Selling Stockholder is required to make any such sale. For further information concerning the plan of distribution of the Common Stock, see "Plan of Distribution."

     The expenses of this offering, estimated at $18,000 will be paid by the Company.


     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.


                      ------------------------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------




                 The date of this Prospectus is August 30, 1999

          This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts so included in this Prospectus including, without limitation, statements regarding the Company's business strategy, plans, objectives and beliefs of management for future operations are forward-looking statements. Although the Company believes the expectations and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are discussed herein under the captions "Risk Factors."

                              AVAILABLE INFORMATION


           The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (defined below), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Information regarding the operation of the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Common Stock is listed and traded on the Nasdaq SmallCap Market and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov and the Registration Statement may be inspected at such site.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus (or in any document incorporated into this Prospectus by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

(1) the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, as amended;

(2) the Company's Definitive Proxy Statement on Schedule 14A for the 1998 Annual Meeting of Stockholders, as filed on July 9, 1998;


(3) the Company's unaudited Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;



(4) the Company's Current Reports on Form 8-K dated March 12, 1999, May 10, 1999, and August 25, 1999, and on Form 8-K/A dated March 12, 1999, July 1, 1999, and July 7, 1999;


(5) the description of the Common Stock contained in the Company's Registration Statement on Form 10 (No. 21054), as filed on December 30, 1992, and all amendments and reports thereafter filed for the purpose of updating such description; and

          (6) the description of the Company's preferred share purchase rights contained in the Company's Registration Statement on Form 8-A (No. 21054), as filed on December 27, 1996.

          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Synagro Technologies, Inc., 1800 Bering, Suite 1000, Houston, Texas 77057, Attn: Mark A. Rome, Secretary, telephone (713) 369-1700.

                                   THE COMPANY

GENERAL

          The Company is a leading consolidator in the biosolids management services industries. It provides land application, composting, lime stabilization and product marketing to its municipal and commercial customer base in some 20 states. The Company offers a full range of management services in the biosolids industry, including regulatory compliance permit assistance, and the design and operation of processing facilities.

          The Company was incorporated under Nevada law in 1986 and was reincorporated under Delaware law in 1996. Its principal offices are located at 1800 Bering, Suite 1000, Houston, Texas 77057, and its telephone number is (713) 369-1700.

RECENT DEVELOPMENTS

          On May 17, 1999, the Company appointed J. Paul Withrow as Executive Vice President and Chief Financial Officer. Mr. Withrow joined the Company from his previous position as Vice President and Chief Accounting Officer of Integrated Electrical Services Inc., a leading national provider of electrical contracting and maintenance services.

                                  RISK FACTORS

          Prospective investors should consider the following Risk Factors, together with the other information contained elsewhere in this Prospectus, prior to purchasing the securities offered hereby.

LACK OF PROFITABILITY

          The Company incurred a net loss of approximately $4.5 million for the year ended December 31, 1998, a net income of approximately $1.1 million for the year ended December 31, 1997 and a net loss of approximately $7.6 million for the year ended December 31, 1996. The Company has historically financed its operations principally through the sale of equity and debt securities and through funds provided by operating activities. On March 31, 1998, the Company completed a private placement (the "Private Placement") of 1,458,335 shares of Series B Preferred Stock, par value $.002 per share (the "Series B Preferred Stock") resulting in gross proceeds to the Company of approximately $3.5 million. Subsequently, said 1,458,335 shares of Series B Preferred Stock were converted into a like number of shares of Common Stock. There can be no assurances that the Company will operate profitably in the future or generate positive cash flow from operations. Nor can there be any assurances that capital in excess of the proceeds of the Private Placement will not be required in order to meet the Company's debt service obligations or to accomplish the Company's current growth strategy. There can be no assurances that capital needed for the future will be available on terms favorable to the Company or at all.

HIGHLY LEVERAGED BUSINESS OPERATIONS

          As of March 31, 1999, the Company had long-term borrowings of approximately $28.6 million, and current liabilities of approximately $3.5 million. Accordingly, the Company will require substantial cash flow to meet its debt service requirements. Payment of principal and interest on these obligations will depend on the Company's future performance, which is subject to general economic and business factors beyond the Company's control. Further debt may be needed to finance any future acquisitions. It is likely therefore, that the Company's exposure to the risks associated with leverage will increase as its growth strategy is implemented.

POTENTIAL ENVIRONMENTAL LIABILITY

          The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and comparable state enactments impose strict liability (liability without fault) for the release of hazardous substances at a particular site. Liable parties include owners and operators of the site, parties who created the hazardous substances released at the site and parties who arranged for the transportation of hazardous substances to such site. Biosolids, by-products and end products have the potential to contain hazardous substances. The Company could face claims by governmental authorities, private individuals and other persons alleging that hazardous substances were released during the treatment process or from the use of end products. The Company also may be exposed to certain environmental claims resulting from the actions of its end product customers. The Company currently maintains environmental impairment liability insurance in the amount of $10,000,000. The Company's financial condition and results of operations could be materially adversely affected by a claim that is not covered or is only partially covered by liability insurance.

RELIANCE ON ENVIRONMENTAL REGULATION

          Federal and state environmental legislation and regulations require substantial expenditures by wastewater sludge generators and impose liabilities on such entities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the Company's services and products. Any changes in these laws or regulations may adversely affect the operations of the Company by imposing additional regulatory compliance costs on the Company, and/or on wastewater sludge generators who may be potential customers of the Company. Such additional costs may prevent customers from using the Company's treatment methods for the Company's services or products. To the extent that demand for the Company's services and products is created by the need to comply with environmental laws and regulations, any relaxation in the standards created by, or strict enforcement of, such laws and regulations may reduce the demand for the Company's services and products, thereby materially adversely affecting the Company's financial condition and results of operations.

REGULATORY REQUIREMENTS OF OPERATIONS

          The Company operates in a highly regulated environment, and the wastewater treatment and other plants at which the Company's biosolids management services may be implemented are required to have permits and approvals from federal, state and local governments for the operation of such facilities. In addition, the construction of biosolid treatment facilities may require a number of permits and approvals, and may in certain instances require an environmental impact study. Any of such permits or approvals, or applications therefore, may be subject to denial, revocation or modification under various circumstances. Also, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional permits or approvals. The process of obtaining a required permit or approval may be lengthy and expensive, and the issuance of such permits or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit the land application or agricultural use of biosolids will not be successful, which could result in a material adverse impact on the Company's financial condition and results of operations.

ACQUISITION STRATEGY

          The Company's current strategy is to expand as a provider of biosolids management and beneficial reuse of organic materials and related services through an on-going acquisition program of businesses in the biosolids management industry in selected markets. Inherent in such strategy are certain risks, such as increasing demand for liquidity and capital resources and increasing debt service requirements. The market for such acquisition prospects is highly competitive, and management expects that certain potential acquirors will have significantly greater capital than the Company. The success of the Company's strategy and its ability to repay increased debt service will depend in part on the Company's ability to continue to contract for, finance and integrate into its business future acquisitions. There can be no assurance the current strategy will result in the desired effect of improving the Company's competitive position and financial condition.

POTENTIAL ACQUISITION LIABILITIES

         The Company has expanded its business operations significantly since 1992 through the acquisition of existing businesses. Liabilities may exist with respect to future acquisition candidates or completed acquisitions that the Company has failed or has been unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. Warranties and indemnity provisions in such related acquisition agreements, if obtained, may not fully cover any actually determined liabilities due to their limited scope, amount or duration, or other reasons. Additionally, the indemnitor or warrantor may not be sufficiently solvent or have sufficient assets to satisfy any resulting claim by the Company, in which case the Company's financial condition and results of operations could be materially adversely affected.


GOODWILL ISSUES

          The Company has determined the estimated benefits period for goodwill to be 20 to 40 years with a substantial majority of such goodwill with a life of 40 years. If the Company has understated or overlooked a material intangible asset having a benefit period less than the amortized period being used, or has overlooked factors indicating that a shorter benefit period for goodwill is appropriate, (1) earnings reported in periods immediately following the acquisition will be overstated and (2) earnings subsequently would be burdened by a continuing charge without the associated benefit to income that is expected in arriving at the consideration paid for acquisitions. Earnings in later years also could be significantly affected if management then determines that the remaining balance of goodwill has become impaired. The Company has reviewed all the factors and related future cash flows considered in arriving at the amount paid for acquisitions. The Company has concluded that (1) the anticipated future cash flows associated with the intangible assets recognized in the acquisitions will continue throughout the period of amortization selected and (2) no persuasive evidence exists that any material portion will dissipate over a shorter period. The Company's conclusions may prove to be incorrect. During May 1999, the Financial Accounting Standards Board ("FASB") tentatively decided to reduce the current maximum write-off period for goodwill from 40 years to 20 years for most companies. The 20 year write-off period may apply only to acquisitions occurring after a future effective date that the FASB will set. The FASB will issue a formal proposal on this subject for public comment later in the year. Should the FASB's final pronouncement apply only to business combinations consummated after a future date, there should be no impact on the amortization expense for our previously consummated acquisitions that use a 40 year goodwill life. However, if the FASB effects a change that requires us to apply a reduced amortization period on our previous acquisitions, our future operating results would be negatively impacted.


COMPETITION

          The Company competes with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these competitors are significantly larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry.

RISK OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES

          There can be no assurances that wastewater sludge generators who may be potential customers of the Company will view any of the Company's biosolids treatment methods as economically and environmentally acceptable technology for the treatment and recycling of wastewater sludges, that the Company will be successful in marketing the Company's products or services, or that the economic terms under which wastewater sludge generators may be willing to use the Company's services will be profitable to the Company. Moreover, there can be no assurances that producers of the by-products used in the Company's treatment methods will supply such by-products to the Company at economically acceptable prices.

BUSINESS SUBJECT TO WEATHER CONDITIONS

          Although the Company provides its services on a year-round basis, the Company's services may be adversely affected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect the Company's operations and profitability and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

DEPENDENCE ON ABILITY TO SECURE BONDING

          In order to bid successfully on and secure contracts to perform environmental services of the nature offered by the Company, the Company frequently must provide surety bonds with respect to each respective project. Thus, the number and size of contracts which the Company can perform is directly dependent upon the Company's ability to obtain bonding, which, in turn, is dependent upon the Company's net worth and working capital. There can be no assurance that the Company will have adequate bonding capacity to bid on all of the projects which it would otherwise bid upon were it to have such bonding capacity, or that it will in fact be successful in obtaining additional jobs on which it may bid.

RISK OF COST OVERRUNS

          Historically, the majority of the Company's contracts are on a fixed price or per unit basis. Risks inherent in such contracts include cost overruns on projects caused by unanticipated price increases, unanticipated problems, inefficient project management, inaccurate estimation of labor or material costs or disputes over the terms and specification of contract performance. There can be no assurance that cost overruns will not occur in the future and have a material adverse effect on the Company's financial condition and results of operations. In addition, in order to remain competitive in the future, the Company may have to agree to enter into more fixed price and per unit contracts than in the past.

DEPENDENCE ON KEY PERSONNEL

          The Company is dependent upon the skills of its management team. There is strong competition for qualified personnel in the biosolids treatment and related industries, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the Company's business. There can be no assurances that the Company will be able to retain its existing key personnel or attract additional qualified personnel. The Company does not have key-man life insurance on any employees of the Company.

LACK OF DIVIDENDS ON COMMON STOCK

          The Company has paid no dividends on its Common Stock to date, and there are no plans for paying dividends in the foreseeable future.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS; RIGHTS AGREEMENT

          The Company's Restated Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include certain super majority requirements for the amendment of the Company's Restated Certificate of Incorporation and bylaws. Such provisions are often referred to as "anti-takeover" provisions. The inclusion of such "anti-takeover" provisions in the Restated Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

          On December 23, 1996, the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock that, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth (1/1,000th) of a share of Preferred Stock--Junior Participating Series A, par value $.002 per share, at a price of $10.00 per one one-thousandth (1/1,000th) share, subject to adjustment. The Rights have certain anti-takeover effects in that they will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. Additionally, under certain circumstances, the Rights beneficially owned (or that were owned) by such a person or group may become void. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or other business combination, the Board of Directors may, at its option prior to the time that any person acquires 15% or more of the Company's Common Stock, redeem all (but not less than all) of the then outstanding Rights at the redemption price. See "Description of Capital Stock--Shareholder Rights Plan."

FUTURE ISSUANCES OF PREFERRED STOCK

          The Company's Restated Certificate of Incorporation, as amended, authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors, without shareholder approval. In the event of the future issuance of any series of preferred stock, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to make any future issuances of shares of its preferred stock, there can be no assurances that the Company will not do so in the future. See "Description of Capital Stock--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES

          Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. As of July 19, 1999, the Company had a total of 17,537,789 shares of Common Stock outstanding and no shares of preferred stock outstanding. See "Description of Capital Stock--Preferred Stock." Further, as of said date, the Company has granted options to purchase up to an additional 3,987,060 shares of Common Stock and warrants to purchase up to 770,000 shares of Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Restated Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and preferred stock. See "Description of Capital Stock."

YEAR 2000

          Certain computer programs and microprocessors use two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software and microprocessors may recognize a date using "00" as the year 1900 rather than the year 2000. This phenomenon could cause a disruption of operations, including, among other things, a temporary inability to utilize equipment or engage in similar normal business activities. There can be no assurance that the systems of customers, vendors, newly acquired companies, sub-contractors, and other third party relationships on which we may rely will be made Year 2000 compliant in a timely manner or that any such failure to be Year 2000 compliant by another company would not have an adverse effect on our business or consolidated results of operations, financial position or liquidity.

                             SELLING SECURITYHOLDERS

          The following table sets forth certain information, as of July 19, 1999, with respect to the number of shares beneficially owned and being offered hereby by the Selling Securityholders (the "Shares"):

                                                               BENEFICIAL OWNERSHIP
                                                                BEFORE OFFERING(1)
                                               -----------------------------------------------------    -------------------

                                                                                                          NUMBER OF SHARES
               NAME AND ADDRESS                     NUMBER OF SHARES             PERCENT OF CLASS              OFFERED
                                               ---------------------------    ----------------------    -------------------
M.K. Koo (2)                                                         2,208              *                          2,208
Bonso Electronics International, Inc. (2)                            2,208              *                          2,208
Jim Rappaport (2)                                                    2,208              *                          2,208
Freshman, Marantz, Orlanski & Klein (2)                              1,104              *                          1,104
Robert Grossman (2)                                                    444              *                            444
Guy Amico (2)                                                        3,636              *                          3,636
Andy Lassack (2)                                                   168,000              *                        168,000
Roy Amico (2)                                                       14,520              *                         14,520
Doug Kaiser (2)                                                     14,520              *                         14,520
Joe Visconti (2)                                                    25,404              *                         25,404
Ted Cooper (2)                                                         444              *                            444
Irving Rappaport (2)                                                   444              *                            444
Larry Brahim (2)                                                       444              *                            444
Rick Rappaport (2)                                                  45,696              *                         45,696
Myrna Domingo (2)                                                    4,200              *                          4,200
Frank Salvator (2)                                                  14,520              *                         14,520
Matthew K. Rochlin (2)                                              40,800              *                         40,800
Gayle Aufderheide (2)                                               27,600              *                         27,600
Cathy Mayberry (2)                                                   3,300              *                          3,300
Steve Marchese (2)                                                   6,000              *                          6,000
Nutmeg Securities, Ltd. (2)(3)                                       9,300              *                          9,300
John Lane (2)                                                      213,000             1.2%                      213,000
-------------------------
* Less than one percent.

(1) No information is given with respect to beneficial ownership after the Offering because the Company is unable to determine the number of Shares that will be sold in the Offering.

(2) Represents shares of Common Stock issuable upon exercise of Warrants issued by the Company. Each Unit Warrant entitles the holder thereof to purchase an aggregate one Unit, each Unit consisting of six shares of Common Stock and six Redeemable Warrants (each of which is, in turn, exercisable for one share of Common Stock). All or any of the securities may be exercised at any time, and the Warrants expire on October 11, 2000. The holders of the Warrants have certain demand registration rights which have been fulfilled by the filing of the registration statement of which this Prospectus is a part.

(3) Nutmeg Securities, Ltd. acted as an underwriter and as co-manager in the public offering pursuant to which the Warrants were issued.


                              PLAN OF DISTRIBUTION

          This Prospectus relates to the resale of up to 600,000 shares of Common Stock issuable upon exercise of Warrants held by the Selling Securityholders. The Company will not receive any of the proceeds from the offering of the shares of Common Stock offered hereby. The Company has been advised by the Selling Securityholders that the Shares may be sold or distributed from time to time by the Selling Securityholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise in any market or markets where the Company's Common Stock is traded; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means.

          To the extent not described herein and as otherwise required by law, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus or a post-effective amendment to the Registration Statement of which this Prospectus is a part, which sets forth, with respect to a particular offering, the specific number of Shares to be sold, the name of the Selling Securityholder, the sale price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution.

          In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance therewith is effected.

          The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Common Stock pursuant to this Prospectus other than selling commissions and fees.

          The Common Stock is traded on the Nasdaq SmallCap Market.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          The Company is currently authorized to issue 100,000,000 shares of Common Stock, of which an aggregate of 17,537,789 shares were outstanding as of July 19, 1999. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable. Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Common Stock has no redemption provisions, and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company, subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets according to the number of shares they hold. The Common Stock is traded on the Nasdaq SmallCap Market. The transfer agent and registrar for the Common Stock is Intercontinental Registrar and Transfer Agency, Inc.

PREFERRED STOCK

          The Board of Directors, without any action by the stockholders of the Company, is authorized to issue up to 10,000,000 shares of preferred stock, par value $.002 per share ("Preferred Stock"), in one or more series, and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series.

SHAREHOLDER RIGHTS PLAN

          In December 1996, the Company declared a dividend distribution of one Right for each outstanding share of Common Stock. Generally, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth (1/1,000th) of a share of Preferred Stock--Junior Participating Series A, par value $.002 per share (the "Series A Preferred Stock"), at a price of $10.00 per one one-thousandth (1/1,000th) share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Intercontinental Registrar & Transfer Agency, Inc., as Rights Agent.

          Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock, but in no event will they receive less than $1,000 per share. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the Common Stock, except as otherwise provided by law. Finally, in the event of any merger, consolidation, or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The shares of Series A Preferred Stock purchasable under the plan will not be redeemable.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and, under certain circumstances, the Rights beneficially owned (or that were owned) by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the board of directors because, if the Rights would become exercisable as a result of such merger or other business combination, the board of directors, may, at its option, prior to the time that any Person becomes an Acquiring Person (as defined in the Rights Agreement), redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.


                                  LEGAL MATTERS

          Certain legal matters in connection with the Shares have been passed upon for the Company by Locke Liddell & Sapp LLP, Houston, Texas.

================================================================================

          NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                      ------------------------------------



                                TABLE OF CONTENTS

Available Information ...................................................      2
Incorporation of Certain Documents by Reference .........................      2
The Company .............................................................      3
Risk Factors ............................................................      3
Selling Securityholders .................................................      7
Plan of Distribution ....................................................      8
Description of Capital Stock ............................................      9
Legal Matters ...........................................................     10



================================================================================

================================================================================



                                 600,000 SHARES

                           SYNAGRO TECHNOLOGIES, INC.


                                  COMMON STOCK
                          (PAR VALUE $.002 PER SHARE)


                      ------------------------------------
                                   PROSPECTUS
                      ------------------------------------





                                AUGUST 30, 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              SEC registration fee ...................     $   670
              Legal fees and expenses ................     $ 8,500
              Printing expenses ......................     $ 2,000
              Accounting fees and expenses ...........     $ 5,500
              Miscellaneous ..........................     $ 1,330
                                                           -------

                               Total Expenses ........     $18,000
                                                           =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper stock purchase or redemption or any transaction from which the director derived an improper personal benefit.

          Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") grants to the Company the authority to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even through less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. The Restated Certificate of Incorporation and bylaws of the Company require the Company to indemnify the Company's directors and officers to the fullest extent permitted under Delaware law, and to implement any such provisions the Company has entered into pursuant to any contractual indemnity agreements with its directors and executive officers. The Company's Restated Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

          In a suit brought to obtain a judgment in the corporation's favor, whether by the Company itself or derivatively by a stockholder, Section 145(b) of the DGCL only allows the Company to indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the Company may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the Company except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. According to the statute, in any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

          Section 145 of the DGCL also allows the Company to purchase and maintain insurance on behalf of its directors and officers against liabilities that may be asserted against, or incurred by, such persons in any such capacity, whether or not the Company would have the authority to indemnify such person against liability under the provisions of Section 145. The Company has purchased insurance on behalf of its directors and officers for such purposes.

          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16.  EXHIBITS

          (a)       EXHIBITS

          The exhibits listed below are filed as part of the Registration
Statement:
       Exhibit
       Number       Description
       -------      -----------

          4.1*      Restated Certificate of Incorporation of the Company
                    (incorporated by reference to Exhibit 3.1 to the Company's
                    Registration Statement on Form S-1, filed October 25, 1996
                    (Registration No. 33-95028)).
          4.2*      Bylaws of the Company (incorporated by reference to Exhibit
                    3.2 to the Company's Registration Statement on Form S-1,
                    filed October 25, 1996 (Registration No. 33-95028)).
          4.3*      Specimen Common Stock Certificate of the Company
                    (incorporated by reference to the Company's Registration
                    Statement on Form 10, filed December 29, 1992).
          5.1*      Opinion of Porter & Hedges, L.L.P.
          23.1*     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
          23.2**    Consent of Arthur Andersen LLP
          23.3**    Consent of Royster Smith Shelton & Company, PC.
          23.4**    Consent of Ernst & Young LLP.
          24.1*     Powers of Attorney
-------------
*  Previously filed.
** Filed herewith.

ITEM 17.  UNDERTAKINGS

          (a)       The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)       to include any prospectus required by
                                        section 10(a)(3) of the Securities Act
                                        of 1933 (the "Securities Act");

                              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that clauses (a)(1)(i) and (a)(1)(ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 30, 1999.


                                        SYNAGRO TECHNOLOGIES, INC.


                                        By:  /s/ ROSS M. PATTEN
                                             -----------------------------------
                                             Ross M. Patten, Chief Executive
                                             Officer






          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and August 30, 1999.




                 SIGNATURES                               TITLE
             /s/ ROSS M. PATTEN              Chief Executive Officer, Chairman
         ---------------------------             of the Board and Director
               Ross M. Patten                  (Principal Executive Officer)

             /s/ PAUL C. SELLEW               President and Chief Operating
         ---------------------------                      Officer
                Paul C. Sellew

             /s/ J. PAUL WITHROW              Executive Vice President, Chief
         ---------------------------          Financial Officer and Treasurer
               J. Paul Withrow                (Principal Financial Officer and
                                                Principal Accounting Officer)

             /s/ MARK. A. ROME                    Executive Vice President
         ---------------------------            and Chief Development Officer
                 Mark A. Rome

                     *                             Executive Vice President
         ---------------------------                 and General Counsel
               Alvin L. Thomas II

                     *                                      Director
         ---------------------------
            Kenneth Chuan-Kai Leung

                     *                                      Director
         ---------------------------
              Irwin I. Gelbart

                     *                                      Director
         ---------------------------
             J. Mark Myers, M.D.

                      *                                     Director
         ---------------------------
              Alfred Tyler 2nd

                      *                                     Director
         ---------------------------
                Gene Meredith


           * /s/ MARK A. ROME
         ---------------------------
                 Mark A. Rome
               Attorney-in-fact

                                  EXHIBIT INDEX


       Exhibit
       Number       Description
       -------      -----------
          4.1*      Restated Certificate of Incorporation of the Company
                    (incorporated by reference to Exhibit 3.1 to the Company's
                    Registration Statement on Form S-1, filed October 25, 1996
                    (Registration No. 33-95028)).
          4.2*      Bylaws of the Company (incorporated by reference to Exhibit
                    3.2 to the Company's Registration Statement on Form S-1,
                    filed October 25, 1996 (Registration No. 33-95028)).
          4.3*      Specimen Common Stock Certificate of the Company
                    (incorporated by reference to the Company's Registration
                    Statement on Form 10, filed December 29, 1992).
          5.1*      Opinion of Porter & Hedges, L.L.P.
          23.1*     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
          23.2**    Consent of Arthur Andersen LLP
          23.3**    Consent of Royster Smith Shelton & Company, PC.
          23.4**    Consent of Ernst & Young LLP.
          24.1*     Powers of Attorney

           * Previously filed
          ** Filed herewith
                                      II-6